$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: SPDR ® S&P ® Bank ETF (ticker : “KBE”) Pricing date: July 30, 2020 Valuation dates: August 6, 2021, August 1, 2022 and July 31, 2023 (the “final valuation date”) Maturity date: August 3 , 2023 Automatic early redemption: If on any valuation date the closing value of the underlying is above the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 16.80%* times the number of valuation dates having elapsed CUSIP / ISIN: 17324XS35 / US17324XS355 Trigger value: 75% of the initial underlying value Equity ratio: The stated principal amount divided by the initial underlying value Initial underlying value: The closing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying is less than the initial underlying value but greater than or equal to the trigger value : $1,000 • If the final underlying value is less than the trigger value: a fixed number of underlying shares equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, you will receive underlying shares (or, in our sole discretion, cash) expected to be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 22 , 2020 * The actual premium will be determined on the pricing date. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary and that the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturit y date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Securities Linked to KBE Hypothetical Interim Payment per Security ** Hypothetical Underlying Return Hypothetical Payment at Maturity 100.00% $1,504.00 75.00% $1,504.00 50.40% $1,504.00 25.00% $1,504.00 0.00% $1,504.00 - 15.00% $1,000.00 - 25.00% $1,000.00 - 25.01% $749.90 - 50.00% $500.00 - 100.00% $0.00 Assumes the securities have not been automatically redeemed prior to maturity Valuation Date on which Closing Value Exceeds Initial Underlying Value Premium Hypothetical Redemption August 6, 2021 16.80% $1,168 August 1, 2022 33.60% $1,336 Hypothetical Payment at Maturity per Security If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. B C D A B C D A

Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend on the performance of the underlying on the final valuation date . If the final underlying value is less than the trigger value, you will not receive the stated principal amount of the securities at maturity and, instead, will receive underlying shares of the underlying on the final valuation date (or, in our sole discretion, cash based on the value thereof) that are expected to be worth significantly less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities offer downside exposure, but no upside exposure, to the underlying. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The SPDR ® S&P ® Bank ETF is subject to concentrated risks associated with the banking industry. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.